N E W S R E L E A S E

Investors:	Brett Manderfeld	John Penshorn	Media:	Don Nathan	Tyler Mason
	Vice President	Senior Vice President		Senior Vice President	Vice President
	952-936-7216	952-936-7214		952-936-1885	714-299-5730

(For Immediate Release)

UNITEDHEALTH GROUP REPORTS THIRD QUARTER RESULTS

•	Quarterly Revenues of $30.6 Billion Grew 12% Year-Over-Year

•	Optum Revenues of $9.6 Billion Grew 33%; Optum Operating Earnings Grew 54% Year-Over-Year

•	UnitedHealthcare Served 275,000 More People in the Quarter and 4.35 Million More Year-to-Date

•	Third Quarter Net Earnings were $1.53 Per Share, with Cash Flows from Operations of $3.4 Billion

MINNETONKA, Minn. (October 17, 2013) - UnitedHealth Group (NYSE: UNH) today reported third quarter results, highlighted by steady enrollment growth in each of UnitedHealthcare’s benefits businesses and Optum’s strong and well-diversified revenue growth and exceptional margin expansion.
The Company tightened its outlook for full year 2013 net earnings to $5.40 to $5.50 per share on annual revenues expected to reach $122 billion, representing double-digit percentage year-over-year growth.
“We are pleased to have grown and advanced by serving individual health care needs and the ever-changing demands of the health care system at large,” said Stephen J. Hemsley, president and chief executive officer of UnitedHealth Group.

Quarterly Financial Performance
	Three Months Ended
	September 30,	September 30,	June 30,
	2013	2012	2013
Revenues	$30.6 billion	$27.3 billion	$30.4 billion
Earnings From Operations	$2.6 billion	$2.6 billion	$2.4 billion
Net Margin	5.1%	5.7%	4.7%

•
UnitedHealth Group’s consolidated third quarter 2013 revenues of $30.6 billion increased $3.3 billion year-over-year, as third quarter and year-to-date revenue again grew at a 12 percent pace. Optum’s year-over-year revenue growth rates of 33 percent in the third quarter and 23 percent year-to-date reflect double digit percentage growth at each of its three major businesses. UnitedHealthcare’s organic enrollment growth of 4.35 million people year-to-date reflects increases across all major market categories: commercial, military, Medicare, Medicaid and international.

•	Third quarter 2013 earnings from operations were $2.6 billion. Net earnings were $1.6 billion or $1.53 per share, as compared to $1.50 per share in third quarter 2012.

•
The consolidated medical care ratio increased 160 basis points year-over-year to 80.6 percent in the third quarter of 2013, reflecting government reductions in Medicare Advantage program funding, a greater mix of revenues from government benefit offerings and lower levels of reserve development, as expected, in the current year. Favorable reserve development was $290 million in the third quarter, including $180 million related to 2012 medical services, compared to a total of $390 million for the third quarter of 2012, which included $170 million related to previous years’ services.

•
Sizable improvements in operating efficiency in 2013 were more than offset by unprecedented levels of growth in fee-based membership and services business and a greater mix of international business, producing a 20 basis point year-over-year increase in the operating cost ratio of 15.9 percent in the third quarter.

•	Third quarter 2013 cash flows from operations of $3.4 billion increased $319 million from third quarter 2012 cash flows from operations of $3.1 billion[1], as adjusted.

_____________________________
1Adjusted numbers are non-GAAP financial measures. GAAP cash flows from operations of ($298) million for third quarter 2012 do not include the $2.7 billion monthly premium payment for July 2012 and $0.6 billion in additional early payments, which were all received in June 2012 from the Centers for Medicare and Medicaid Services (CMS). Cash flows from operations have been adjusted to report CMS payments in the quarter to which they relate.

UnitedHealth Group Results - Continued

•	Third quarter days claims payable of 49 days were flat year-over-year. Days sales outstanding in accounts receivable were 9 days at September 30, 2013.

•
UnitedHealth Group’s September 30, 2013 debt to total capital ratio of 34.4 percent decreased 20 basis points from second quarter 2013 and cash available for corporate use exceeded $1.1 billion at September 30, 2013. Annualized return on equity this quarter was 19.8 percent.

•
In the third quarter UnitedHealth Group repurchased 14 million shares for $1 billion and paid $280 million in dividends to shareholders, a 29 percent year-over-year increase. Year-to-date nearly 37 million shares have been repurchased for $2.35 billion, or an average price of less than $64 per share.

UnitedHealthcare provides network-based health care benefits for a full spectrum of customers and markets. UnitedHealthcare serves employers ranging from sole proprietorships to large, multi-site and national and international organizations; delivers health and well-being benefits to Medicare beneficiaries and retirees; manages health care benefit programs on behalf of state Medicaid and community programs and their participants and serves the nation’s active and retired military and their families through the TRICARE program.

Quarterly Financial Performance
	Three Months Ended
	September 30,	September 30,	June 30,
	2013	2012	2013
Revenues	$28.4 billion	$25.5 billion	$28.3 billion
Earnings From Operations	$2.0 billion	$2.2 billion	$1.9 billion
Operating Margin	7.1%	8.6%	6.6%

•
UnitedHealthcare’s third quarter 2013 revenues of $28.4 billion increased $2.9 billion or 11 percent year-over-year. Revenue growth was driven by strong market response to UnitedHealthcare’s broad line of affordable and innovative health benefit products, including growth of another 275,000 people in the third quarter and 4.35 million year-to-date. Strong increases in individuals served in the public and senior sector and in large groups internationally led third quarter growth performance.

•
Earnings from operations for UnitedHealthcare for third quarter 2013 decreased $199 million year-over-year to $2.0 billion and the third quarter 2013 operating margin was 7.1 percent. As expected, operating margins declined year-over-year, due to funding reductions impacting seniors relying on Medicare Advantage products and reduced levels of favorable reserve development compared to the exceptional levels reported in third quarter 2012. Overall medical cost trends remained well controlled.

UnitedHealthcare Results - Continued

UnitedHealthcare Employer & Individual

•	The number of consumers served by UnitedHealthcare Employer & Individual has grown by 3.2 million year-to-date, including 30,000 people in third quarter 2013.

•
UnitedHealthcare Employer & Individual third quarter revenues of $11.3 billion decreased $355 million year-over-year, reflecting a large customer’s conversion from risk-based to fee-based services, as reported in first quarter 2013.

•
Market demands for choice and affordability have driven 18 percent year-over-year growth in UnitedHealthcare’s consumer-directed health care products. A total of 5.7 million consumers - nearly 20 percent of the consumers served through employer-sponsored or individual benefit plans - participated in these products at September 30, 2013.

•	UnitedHealthcare’s third quarter 2013 commercial medical care ratio of 81.3 percent increased 110 basis points year-over-year due to a lower level of reserve development in 2013.

UnitedHealthcare Medicare & Retirement

•	Third quarter Medicare & Retirement revenues of $11.0 billion grew $1.3 billion or 14 percent year-over-year, driven by market-leading growth in service to Medicare beneficiaries.

•	Year-to-date, UnitedHealthcare is serving 405,000 more seniors in Medicare Advantage, including growth of 50,000 seniors in the third quarter of 2013.

•	Medicare Supplement grew strongly, with the number of seniors served increasing by 235,000 year-to-date, including 50,000 more in the third quarter.

•	UnitedHealthcare’s stand-alone Medicare Part D drug plans delivered strong growth of 670,000 people year-to-date, including 95,000 people in the third quarter.

UnitedHealthcare Community & State

•
Third quarter Community & State revenues of $4.6 billion increased $411 million or 10 percent year-over-year. UnitedHealthcare expanded Medicaid services to an additional 125,000 people year-to-date, including 15,000 people in the third quarter. Recent new business highlights included awards for future business in Texas and in four regions in Florida under its acute care Medicaid program expansion.

UnitedHealthcare International

•
UnitedHealthcare International third quarter 2013 revenues of $1.5 billion were led by the Amil business in Brazil. UnitedHealthcare International has grown the number of people served year-to-date by 390,000 to 4.8 million, including 130,000 people in the third quarter, bringing year-to-date growth to 9 percent.

Optum is a health services business serving the broad health care marketplace, including payers, care providers, employers, governments, life sciences companies and consumers. Using advanced data analytics and technology, Optum helps improve overall health system performance: optimizing care quality, reducing costs and improving the consumer experience and care provider performance.

Quarterly Financial Performance
	Three Months Ended
	September 30,	September 30,	June 30,
	2013	2012	2013
Total Revenues	$9.6 billion	$7.2 billion	$8.8 billion
Earnings From Operations	$628 million	$408 million	$536 million
Operating Margin	6.6%	5.6%	6.1%

•
Optum total revenues of $9.6 billion for the third quarter of 2013 grew $2.4 billion or 33 percent year-over-year, led by pharmacy growth from serving new clients and the insourcing of UnitedHealthcare commercial pharmacy customers. Revenues grew by double digit percentages year-over-year in each of Optum’s major businesses.

•	OptumHealth third quarter 2013 revenues of $2.5 billion grew 21 percent year-over-year, driven by expansion of clinical services and organic growth.

•
OptumInsight third quarter revenues of $798 million grew 11 percent year-over-year, led by expansion in government services and payment integrity services. OptumInsight’s quarter end revenue backlog was $4.7 billion and did not include any services to be provided by the newly formed Optum360 organization to Dignity Health.

•
OptumRx third quarter revenues of $6.3 billion grew 41 percent year-over-year, reflecting success in expanding services for UnitedHealthcare and strong external client growth. Script volumes increased 38 percent year-over-year in the third quarter and are expected to continue to grow, reaching an annual run rate of more than one-half billion adjusted scripts by year end.

Optum Business Results - Continued

•
Optum’s third quarter earnings from operations grew 54 percent year-over-year to $628 million and the operating margin of 6.6 percent expanded sharply from 5.6 percent in the third quarter of 2012. These results again reflect progress on Optum’s plan to accelerate growth and improve productivity by strengthening integration and business alignment.

•
OptumHealth third quarter 2013 earnings from operations of $280 million grew by 67 percent year-over-year due to overall topline growth and improved results across the portfolio, including local care delivery, population health and wellness solutions and health-related financial services offerings, which combined to advance operating margins 300 basis points to 11.2 percent.

•	OptumInsight’s third quarter 2013 earnings from operations of $144 million increased 14 percent year-over-year, with operating margins reaching 18 percent in the quarter.

•
Strong growth, pricing disciplines and further improvements in generic mix drove a 79 percent year-over-year increase in OptumRx third quarter earnings from operations to $204 million and a 60 basis point improvement in operating margins to 3.2 percent.

About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a diversified health and well-being company dedicated to helping people live healthier lives and making health care work better. With headquarters in Minnetonka, Minn., UnitedHealth Group offers a broad spectrum of products and services through two distinct platforms: UnitedHealthcare, which provides health care coverage and benefits services; and Optum, which provides information and technology-enabled health services. Through its businesses, UnitedHealth Group serves more than 85 million people worldwide. For more information, visit UnitedHealth Group at www.unitedhealthgroup.com.

Earnings Conference Call
As previously announced, UnitedHealth Group will discuss the Company’s results, strategy and future outlook on a conference call with investors at 8:45 a.m. Eastern time today. UnitedHealth Group will host a live webcast of this conference call from the Investors page of the Company’s website (www.unitedhealthgroup.com). The webcast replay of the call will be available on the same site through October 31, 2013, following the live call. The conference call replay can also be accessed by dialing 1-800-283-8520. This earnings release and the Form 8-K dated October 17, 2013, may also be accessed from the Investors page of the Company’s website.

Forward-Looking Statements
The statements, estimates, projections, guidance or outlook contained in this press release include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These statements are intended to take advantage of the “safe harbor” provisions of the PSLRA. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “forecast,” “plan,” “project,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions and trends and involve risks and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors.
Some factors that could cause results to differ materially from results discussed or implied in the forward-looking statements include: our ability to effectively estimate, price for and manage our medical costs, including the impact of any new coverage requirements; the potential impact that new laws or regulations, or changes in existing laws or regulations, or their enforcement or application could have on our results of operations, financial position and cash flows, including as a result of increases in medical, administrative, technology or other costs or decreases in enrollment resulting from U.S., Brazilian and other jurisdictions' regulations affecting the health care industry; the impact of any potential assessments for insolvent payers under state guaranty fund laws; the ultimate impact of the Patient Protection and Affordable Care Act, which could materially and adversely affect our results of operations, financial position and cash flows through reduced revenues, increased costs, new taxes and expanded liability, or require changes to the ways in which we conduct business or put us at risk for loss of business; potential reductions in revenue or delays to cash flows received under Medicare, Medicaid and TRICARE programs, including sequestration and potential effects of a prolonged United States government shut-down or debt ceiling constraints; uncertainties regarding changes in Medicare, including potential changes in risk adjustment data validation audit and payment adjustment methodology; failure to comply with patient privacy and data security regulations; regulatory and other risks and uncertainties associated with the pharmacy benefits management industry and our ability to successfully repatriate our pharmacy benefits management business; competitive pressures, which could affect our ability to maintain or increase our market share; the impact of challenges to our public sector contract awards; our ability to execute contracts on competitive terms with physicians, hospitals and other service professionals; increases in costs and other liabilities associated with increased litigation, government investigations, audits or reviews; failure to complete or receive anticipated benefits of acquisitions and other strategic transactions, including the Amil acquisition; our ability to attract, retain and provide support to a network of independent producers (i.e., brokers and agents) and consultants; events that may adversely affect our relationship with AARP; the potential impact of adverse economic conditions on our revenues (including decreases in enrollment resulting from increases in the unemployment rate and commercial attrition) and results of operations; the performance of our investment portfolio; possible impairment of the value of our goodwill and intangible assets in connection with dispositions or if estimated future results do not adequately support goodwill and intangible assets recorded for our existing businesses or the businesses that we acquire; increases in health care costs resulting from large-scale medical emergencies; failure to maintain effective and efficient information systems or if our technology products otherwise do not operate as intended; misappropriation of our proprietary technology; our ability to obtain sufficient funds from our regulated subsidiaries or the debt or capital markets to fund our obligations, to maintain our debt to total capital ratio at targeted levels, to maintain our quarterly dividend payment cycle or to continue repurchasing shares of our common stock; the impact of fluctuations in foreign currency exchange rates on our reported shareholders' equity and results of operations; potential downgrades in our credit ratings; and failure to achieve targeted operating cost productivity improvements, including savings resulting from technology enhancement and administrative modernization.
This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain risk factors that may affect our business operations, financial condition and results of operations, in our other periodic and current filings with the Securities and Exchange Commission, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any or all forward-looking statements we make may turn out to be wrong, and can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. By their nature, forward-looking statements are not guarantees of future performance or results and are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Actual future results may vary materially from expectations expressed in this press release or any of our prior communications. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statements, except as required by applicable securities laws.

UNITEDHEALTH GROUP
Earnings Release Schedules and Supplementary Information
Three and Nine Months Ended September 30, 2013

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Supplemental Financial Information

•	UnitedHealthcare Customer Profile

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues
Premiums	$27,356	$24,640	$81,850	$73,880
Services	2,280	1,824	6,636	5,415
Products	825	693	2,325	2,059
Investment and other income	163	145	561	495
Total revenues	30,624	27,302	91,372	81,849
Operating Costs
Medical costs	22,044	19,471	66,786	59,423
Operating costs	4,869	4,277	14,308	12,453
Cost of products sold	731	627	2,082	1,881
Depreciation and amortization	349	317	1,025	939
Total operating costs	27,993	24,692	84,201	74,696
Earnings from Operations	2,631	2,610	7,171	7,153
Interest expense	(178)	(158)	(532)	(459)
Earnings Before Income Taxes	2,453	2,452	6,639	6,694
Provision for income taxes	(883)	(895)	(2,393)	(2,412)
Net Earnings	1,570	1,557	4,246	4,282
Earnings attributable to noncontrolling interest	—	—	(48)	—
Net earnings attributable to UnitedHealth Group common shareholders	$1,570	$1,557	$4,198	$4,282
Diluted earnings per share attributable to UnitedHealth Group common shareholders	$1.53	$1.50	$4.09	$4.08
Diluted weighted-average common shares outstanding	1,024	1,039	1,026	1,049

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	September 30,	December 31,
	2013	2012
Assets
Cash and short-term investments	$10,719	$11,437
Accounts receivable, net	2,853	2,709
Other current assets	7,622	6,906
Total current assets	21,194	21,052
Long-term investments	18,783	17,711
Other long-term assets	41,886	42,122
Total assets	$81,863	$80,885
Liabilities and Shareholders' Equity
Medical costs payable	$11,818	$11,004
Commercial paper and current maturities of long-term debt	1,895	2,713
Other current liabilities	14,154	13,399
Total current liabilities	27,867	27,116
Long-term debt, less current maturities	14,888	14,041
Future policy benefits	2,459	2,444
Deferred income taxes and other liabilities	3,503	3,985
Redeemable noncontrolling interest	1,130	2,121
Shareholders' equity	32,016	31,178
Total liabilities and shareholders' equity	$81,863	$80,885

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Nine Months Ended September 30,
	2013	2012
Operating Activities
Net earnings	$4,246	$4,282
Noncash items:
Depreciation and amortization	1,025	939
Deferred income taxes and other	(25)	27
Share-based compensation	255	329
Net changes in operating assets and liabilities	422	(104)
Cash flows from operating activities	5,923	5,473
Investing Activities
Cash paid for acquisitions, net	(285)	(2,550)
Purchases of property, equipment and capitalized software, net	(840)	(786)
Net purchases and maturities of investments	(1,148)	(1,124)
Cash flows used for investing activities	(2,273)	(4,460)
Financing Activities
Common stock repurchases	(2,348)	(2,594)
Acquisition of noncontrolling interest shares	(1,474)	—
Customer funds administered	308	309
Dividends paid	(777)	(603)
Net change in commercial paper and long-term debt	146	1,389
Other, net	462	(27)
Cash flows used for financing activities	(3,683)	(1,526)
Effect of exchange rate changes on cash and cash equivalents	(87)	—
Decrease in cash and cash equivalents	(120)	(513)
Cash and cash equivalents, beginning of period	8,406	9,429
Cash and cash equivalents, end of period	$8,286	$8,916

UNITEDHEALTH GROUP
SUPPLEMENTAL FINANCIAL INFORMATION
(in millions)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues
UnitedHealthcare	$28,409	$25,512	$85,020	$76,561
Optum	9,587	7,226	26,837	21,858
Eliminations	(7,372)	(5,436)	(20,485)	(16,570)
Total consolidated revenues	$30,624	$27,302	$91,372	$81,849
Earnings from Operations
UnitedHealthcare	$2,003	$2,202	$5,512	$6,173
Optum (a)	628	408	1,659	980
Total consolidated earnings from operations	$2,631	$2,610	$7,171	$7,153
Operating Margin
UnitedHealthcare	7.1%	8.6%	6.5%	8.1%
Optum	6.6%	5.6%	6.2%	4.5%
Consolidated operating margin	8.6%	9.6%	7.8%	8.7%

Revenues
UnitedHealthcare Employer & Individual	$11,255	$11,610	$33,505	$34,834
UnitedHealthcare Medicare & Retirement	11,042	9,693	33,275	29,416
UnitedHealthcare Community & State	4,581	4,170	13,501	12,203
UnitedHealthcare International	1,531	39	4,739	108

OptumHealth	2,494	2,054	7,347	6,018
OptumInsight	798	718	2,352	2,060
OptumRx	6,295	4,454	17,138	13,780

(a)
Earnings from operations for Optum for the three months ended September 30, 2013 and 2012 included $280 and $168 for OptumHealth; $144 and $126 for OptumInsight; and $204 and $114 for OptumRx, respectively. Earnings from operations for Optum for the nine months ended September 30, 2013 and 2012 included $731 and $383 for OptumHealth; $450 and $310 for OptumInsight; and $478 and $287 for OptumRx, respectively.

UNITEDHEALTH GROUP
UNITEDHEALTHCARE CUSTOMER PROFILE
(in thousands)
(unaudited)

People Served	September 30, 2013	June 30, 2013	December 31, 2012	September 30, 2012	December 31, 2011
Commercial risk-based (a)	8,130	8,130	9,340	9,340	9,550
Commercial fee-based (a)	19,060	19,030	17,585	17,585	16,320
Commercial fee-based TRICARE	2,930	2,930	—	—	—
Total Commercial	30,120	30,090	26,925	26,925	25,870
Medicare Advantage	2,970	2,920	2,565	2,540	2,165
Medicaid	3,955	3,940	3,830	3,945	3,600
Medicare Supplement (Standardized)	3,415	3,365	3,180	3,135	2,935
Total Public and Senior	10,340	10,225	9,575	9,620	8,700
International	4,815	4,685	4,425	—	—
Total UnitedHealthcare - Medical	45,275	45,000	40,925	36,545	34,570
Supplemental Data
Medicare Part D stand-alone	4,895	4,800	4,225	4,230	4,855

Note:
UnitedHealth Group served 89.7 million individuals across all businesses at September 30, 2013, 89.2 million at June 30, 2013, 83.7 million at December 31, 2012, 77.6 million at September 30, 2012, and 78.1 million at December 31, 2011.

(a)	2013 totals include the effect of a conversion of 1.1 million risk-based consumers of a public sector customer to a fee-based arrangement.